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December 8, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We were recently engaged as independent accountants for AmericasBank Corp to report on the consolidated financial statements of AmericasBank Corp as of and for the year ending December 31, 2000. On December 1, 2000, we informed AmericasBank Corp that we had merged with McGladrey & Pullen, LLP, and we would no longer be the independent accountants for AmericasBank Corp. We have read AmericasBank Corp's statements included under Item 4 of this Form 8-K, and we agree with such statements.

Sincerely,

KELLER BRUNER & COMPANY, LLP



C. Raymond Green
Partner